EXHIBIT 3.1






RESTATED AND AMENDED CERTIFICATE OF

INCORPORATION OF

AMC ENTERTAINMENT INC. (as amended)

(RESTATED FOR FILING PURPOSES IN ACCORDANCE WITH RULE 102 (c) OF
REGULATION S-T)




	AMC Entertainment Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the
"corporation"), does hereby certify:


	  I.	The corporation has issued and received payment for its stock.



	II.	The name of the corporation is AMC Entertainment Inc., which is the name under which the corporation was originally incorporated. The corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on June 13, 1983.



	III.	This Restated and Amended Certificate of Incorporation was duly adopted by the corporation's board of directors and stockholders in accordance with Section 242 and Section 245 of the Delaware General Corporation Law. Written consent to the adoption hereof was given in accordance with Section 228 of the Delaware General Corporation Law. Written notice of the action so taken in accordance with Section 228 of the Delaware General
Corporation Law has been provided to all stockholders who did not consent to the adoption hereof.



	IV.	The corporation's certificate of incorporation is hereby
amended and restated as follows:



		FIRST: The name of the corporation is AMC Entertainment Inc.



		SECOND: The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.



		THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.



		FOURTH: *(a) The aggregate number of shares of capital stock that the corporation shall have authority to issue is 240,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value 66
2/3 cents per share (the "Common Stock"), 30,000,000 shares of Class B Stock, par value 66 2/3 cents per share (the "Class B Stock"), and 10,000,000 shares of Preferred Stock, par value 66 2/3 cents per share
(the "Preferred Stock").

*This provision was adopted by the Board of Directors on July 23, 2001 and approved by the stockholders on September 13, 2001.


 (b) The board of directors is authorized to establish by resolution or resolutions one or more series of the Preferred Stock, the number of shares of each series, and the powers, preferences, rights, qualifications, limitations and restrictions of each series of the Preferred Stock.



 (c) The powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock and the Class B Stock are set forth below:



 		(i) 	DIVIDENDS. The holders of Common Stock and
the holders of Class B Stock shall receive, pro rata per share, such cash dividends, out of funds legally available therefor, as from time to time may be declared thereon by the board of directors.



 		(ii) 	STOCK DIVIDENDS, ETC. No stock dividend,
stock split, subscription right, combination, subdivision or exchange may be paid or issued to holders of Common
Stock or the holders of Class B Stock except in shares of (or a right to subscribe to shares of) the same class, and only if such action is taken at the same time with respect to the other class so that the number of shares of Common Stock and Class B Stock outstanding (or subject to a subscription right) is increased or decreased in like proportion. The corporation may not merge or consolidate unless the terms and conditions of the merger or consolidation shall provide that all holders of Common
Stock then outstanding and all holders of Class B Stock then outstanding receive, pro rata per share, consideration therein of equal value.



		 		(iii) 	LIQUIDATION. Subject to such
preferences and rights on liquidation as may be granted by the board of directors in resolutions establishing one or more series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, the holders of shares of Common Stock then outstanding and the holders of Class B Stock then outstanding shall receive, pro rata per share, any remaining assets of the corporation available for distribution to its stockholders.



				 (iv) 	CONVERSION.



  			(A)	 OPTIONAL CONVERSION. Subject to
and upon compliance with the terms and provisions of this paragraph (c)(iv)(A) of Article Fourth, each holder of Class B Stock shall be entitled at any time and from time to time to convert all or any portion of such holder's shares of Class B
Stock into the same number of shares of Common
Stock. Each conversion of shares of Class B Stock into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares, stating that such holder desires to convert such shares, or a stated number of such shares, represented by such surrendered certificate or certificates into shares of Common Stock, and the name or names (with addresses) and denominations in which the certificate or certificates for shares to be issued in such conversion shall be issued together with instructions for delivery thereof.
Promptly after such surrender and the receipt of such written notice, the corporation will issue and deliver in accordance with such instructions (1) the certificate or certificates for the shares of Common Stock issuable upon such conversion, and (2) a certificate representing the number of shares of Class B Stock which were evidenced by the certificate or certificates surrendered to the corporation in connection with such conversion but which were not converted. Any such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the corporation, and at such time the rights of such holder with respect to the converted shares shall cease and the person or persons in whose name or names the certificate or certificates for shares issued upon such conversion are to be issued shall be deemed to have become the holder or holders of the shares represented thereby.



  			(B) 	AUTOMATIC CONVERSION. The holders
of Class B Stock shall be entitled to vote at any annual meeting of stockholders or at a special meeting called for such purpose or to consent thereto in writing with respect to a resolution providing that a pro rata percentage of shares of Class B Stock of each holder of record, as shall be specified in such resolution, shall be automatically converted into and for all purposes shall be deemed to be the same number of shares of Common Stock. Upon approval of such resolution by a majority of the outstanding shares of Class B Stock or the receipt by the corporation of a consent thereto signed by at least such a majority, the rights of each holder to such percentage of shares of Class B Stock shall cease automatically, and the holders thereof shall be entitled to all rights attendant to holders of such shares of Common
Stock.


  			(C) 	NO CONVERSION CHARGES. Any
issuance of certificates for shares of Common Stock upon conversion (whether optional or automatic) of shares of Class B Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of shares of Common Stock.



  			(D) 	AVAILABLE COMMON STOCK. The
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issue upon conversion of outstanding shares of Class B
Stock, such number of shares of Common Stock as shall then be issuable upon a conversion of all of the outstanding shares of Class B Stock. The shares of Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.



 		(v) 	VOTING.



  			(A) 	GENERAL. Except as otherwise
provided (1) by this section (c)(v) of Article
Fourth, (2) by the board of directors in resolutions establishing one or more series of Preferred Stock, or (3) by law, the right to vote on all matters to be voted upon by the stockholders of the corporation is vested in the holders of the outstanding shares of Common Stock and Class B
Stock, voting together as if a single class, with each outstanding share of Common Stock having one vote per share for such purposes and each outstanding share of Class B Stock having ten votes per share for such purposes.



  			(B) 	VOTE REGARDING AUTOMATIC
CONVERSION. The holders of the Class B Stock, having one vote per share for such purpose, shall have the exclusive right to vote with respect to an automatic conversion of Class B Stock pursuant to paragraph (c)(iv)(B) of Article Fourth hereof.



  			* (C)  	ELECTION OF DIRECTORS.  The
right to vote on the election of directors of the corporation is subject to the following terms and conditions:

				(1)  So long as any shares of Class B Stock
shall be outstanding (and not converted into shares of Common
Stock pursuant to section (c)(iv) of Article Fourth hereof), at any time that the holders of any class of securities of the Corporation generally having the right to vote in the election of directors shall take any action for the purpose of electing directors, whether at an annual or special meeting of stockholders or otherwise, the holders of the shares of Class B
Stock then outstanding, voting separately as a single class, with each outstanding share of Class B Stock having one vote per share for such purpose, shall have the exclusive right to elect such number of directors as shall equal 75% of the members of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors; provided, however, that if such number of directors is not an integral multiple of four, the holders of Class B
Stock shall have the exclusive right to elect such number of directors as shall equal 75% of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors with any fraction of one-half or more rounded up and with any fraction of less than one-half eliminated; and, provided further, however, that so long as shares of Common Stock are listed on either The American Stock
Exchange, The New York Stock Exchange or The National
Association of Securities Dealers Automated Quotation National
Market System or any similar system of automated dissemination of quotations of securities prices in the United States (each a "National Market") any such fraction shall be eliminated.
Notwithstanding anything herein to the contrary, in the event that the total number of shares of Class B Stock outstanding is less than 12 1/2 % of the total number of shares of Class B
Stock and Common Stock outstanding, then, so long as shares of Common Stock are listed on a National Market, the right to elect the said 75% of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors shall be vested in the holders of the outstanding shares of Common Stock and Class B Stock, voting together as if a single class, with each outstanding share of Common Stock having one vote per share for such purpose and each outstanding share of Class B Stock having ten votes per share for such purpose.

* This provision was adopted by the Board of Directors on October 20, 1997, and approved by the shareholders on December 2, 1997.


	 (2) At any time that the holders of any class of securities of the Corporation generally having the right to vote in the election of directors shall take any action for the purpose of electing directors, the holders of the shares of Common
Stock then outstanding, voting separately as a single class, with each outstanding share of Common
Stock having one vote per share for such purpose, shall have the exclusive right to elect such number of directors as shall equal 25% of the members of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors; provided, however, that if such number of directors is not an integral multiple of four, the holders of Common Stock shall have the exclusive right to elect such number of directors as shall equal 25% of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors with any fraction of more than one-half rounded up and with any fraction of one-half or less eliminated; and provided further, however, that so long as shares of Common Stock are listed on a National Market any such fraction shall be rounded up.

(3) The other provisions of
this paragraph (c)(v) of Article Fourth
notwithstanding, the board of directors may provide special voting rights for holders of Preferred
Stock in resolutions establishing one or more series of Preferred Stock. That number of directors authorized to be elected by holders of Preferred Stock pursuant to such resolutions shall be in addition to that number of directors provided for in the bylaws which are to be elected by holders of stock generally having the right to vote in the election of directors.

(4)	Subject to voting rights
granted by the board of directors in resolutions establishing one or more series of Preferred Stock, in the event that no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to section (c)(iv) of Article Fourth or otherwise), the right to vote on the election of directors of the corporation is vested exclusively in the holders of the outstanding shares of Common
Stock, with each outstanding share of Common Stock having one vote per share for such purpose.


  			(D)	 REMOVAL OF DIRECTORS. Any
director elected pursuant to this section (c)(v) of Article Fourth may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all of the outstanding shares of the class of stock which elected such director, at a special meeting of stockholders called for such purpose, and any vacancy created by such removal may be filled, at such special meeting, by the affirmative vote of the holders of a majority of all of the outstanding shares entitled to vote on such removal; PROVIDED, HOWEVER, that if such director was elected by the holders of the outstanding shares of Class B Stock and at or prior to the time such special meeting is held no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to section (c)(iv) of Article Fourth or otherwise), the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock shall be required for any such removal and the filling of any vacancy created by such removal.



  			(E) 	VACANCIES. If prior to the end of
the term of any director elected by the holders of Common Stock or Class B Stock pursuant to this section (c)(v) of Article Fourth, such director shall cease to be a director by reason of death, resignation or disability, the vacancy so created shall be filled by the appointment of a new director for the unexpired term of such former director by a majority of the remaining directors elected by the holders of the same class of stock which elected such former director or, as the case may be, by the sole remaining director so elected;
PROVIDED, HOWEVER, that if such former director was elected by the holders of the outstanding shares of Class B Stock and at the time such vacancy is created no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to section (c)(iv) of Article Fourth or otherwise), such vacancy shall be filled by a majority of all the remaining directors elected by the holders of Common Stock and Class B Stock or, as the case may be, by the sole remaining director elected by the holders of Common Stock and Class B Stock. If either the holders of the shares of Common Stock or the holders of the shares of Class B Stock shall fail to elect such number of directors as such holders shall have the right to elect pursuant to section (c)(v)(C) of Article Fourth, the vacancy or vacancies created by such failure to elect may be filled at any time prior to the end of the terms of the directors then in office by a majority of the remaining directors elected by the holders of each such class which so failed to elect, or as the case may be, by the sole remaining director so elected;
PROVIDED, HOWEVER, that if such vacancy or vacancies were created by failure of the holders of outstanding shares of Class B Stock so to elect and at the time such vacancy or vacancies are to be filled no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to section (c)(iv) of Article Fourth or otherwise), such vacancy or vacancies shall be filled by a majority of all of the remaining directors elected by the holders of Common Stock and Class B Stock or, as the case may be, by the sole remaining director elected by the holders of Common Stock and Class B Stock.


 			 (F) 	CERTAIN AMENDMENTS. The holders
of the outstanding shares of Common Stock or Class
B Stock shall be entitled to vote separately as a class upon any proposed amendment, if such amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.



 	FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.



 	SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws of the corporation.



	SEVENTH: (a) Each person who was or is a party or is involuntarily made a party threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or representative or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the Delaware General Corporation law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this Article Seventh or otherwise.



 (b) If a claim under this Article Seventh is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.



 (c) The rights conferred by this Article Seventh shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision, by-law, agreement, vote of stockholders or disinterested directors or otherwise.



 (d) The corporation may maintain insurance, at its expense, to protect itself and any such director, officer, or representative against any such expense, liability or loss, whether or not the corporation would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.



	EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.



	NINTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the personal liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.





	IN WITNESS WHEREOF, AMC Entertainment Inc. has caused this Restated and Amended Certificate of Incorporation to be signed this 17th day of February, 1994.







(Corporation Seal)	AMC ENTERTAINMENT INC.

	By: /s/S. H. DURWOOD

	Stanley H. Durwood

	Chairman of the Board and

	Chief Executive Officer

ATTEST:

	By: /s/NANCY L. GALLAGHER

	Nancy L. Gallagher

	Secretary